Exhibit 10.5
FY 2009 Sales Incentive Plan
Plan Date:
Effective Date:
Name:
Position Type: EXECUTIVE SALES MANAGEMENT
Position Name:
Geographic Territory:

Base Salary: As in effect from time to time	Target Incentive: 70% of Base Salary
Performance Measures
Products, Solutions, Services, and Point of Sale Maintenance (PSSPOSM) Bookings Goal is                      USD annual, and will achieve 20% of Target Incentive
Revenue Goal is                      USD annual, and will achieve 40% of Target Incentive
Contribution Margin Goal is                      USD annual, and will achieve 40% of Target Incentive
Bonus Attainment:
Products, Solutions, Services, and Point of Sale Maintenance Bookings Goal
For all bonusable sales to existing and new customers, bonuses will be paid in accordance with the Goal Matrix Table below, except as otherwise noted in the Payout Mechanics Section below. Bonuses under the Goal Matrix Table are paid out linearly from one step level to the next step level based on the percentage attainment of the PSSPOSM Bookings Goal. At 100 percent attainment of the PSSPOSM Bookings Goal, the total aggregate PSSPOSM Bookings bonus payments will equal 20 percent of the Target Incentive (8.24 percent of Total Target Compensation).
Revenue Goal
For all bonusable revenue from existing and new customers, bonuses will be paid in accordance with the Goal Matrix Table below, except as otherwise noted in the Payout Mechanics Section below. Bonuses under the Goal Matrix Table are paid out linearly from one step level to the next step level based on the percentage attainment of the Revenue Goal. At 100 percent attainment of the Revenue Goal, the total aggregate bonus payments will equal 40 percent of the Target Incentive (16.47 percent of Total Target Compensation).
Contribution Margin Goal
For all bonusable contribution margin, bonuses will be paid in accordance with the Goal Matrix Table below, except as otherwise noted in the Payout Mechanics Section below. Bonuses under the Goal Matrix Table are paid out linearly from one step level to the next step level based on the percentage attainment of the Contribution Margin Goal. At 100 percent attainment of the Contribution Margin Goal, the total aggregate bonus payments will equal 40 percent of the Target Incentive (16.47 percent of Total Target Compensation).

Goal Matrix Table

Step	Attainment of	Aggregate % of
Level	Applicable Goal	Incentive Paid
1	45%	40%
2	100%	100%
3	110%	125%
4	200%	300%
Payout Mechanics:
    Products, Solutions, Services, and Point of Sale Maintenance, Revenue, and Contribution Margin
Bonuses for sales of PSSPOSM (other than Intervoice Hosted Solutions and Application Service Provider Bookings), Revenue, and Contribution Margin will be paid as follows:
Bookings Payment: 100 percent of the bookings bonus will be paid in the month following the booking.
Revenue Payment: 100 percent of the revenue bonus will be paid in the month following (subject to definitive earnings release) the end of the quarter in which the Revenue was recognized.
Contribution Margin Payment: 100 percent of the contribution margin bonus will be paid in the month following (subject to definitive earnings release) the end of the quarter in which the Contribution Margin payment was earned.
Intervoice Hosted Solutions (IHS)
Bonuses under a “New” IHS contract will be paid 75 percent in the month following the booking date, and the remaining 25 percent paid in the month following the midpoint of the contract term, which begins with the month that services are first provided in a production environment, i.e., for 36 month contract term this payment will be made at 18 months following the customer acceptance date. The contract term shall not exceed 36 months for IHS contracts that meet the Quoted Margin (QM) and Net Present Value (NPV) pro forma requirements, and 24 months for IHS contracts that do NOT meet the QM or NPV pro forma requirements, beginning with the month that services are first provided in a production environment. In addition, if a contract contains an early out provision, the booking amount used to determine the 75 percent and 25 percent payments above will be limited to the committed period of months (months for which the customer cannot terminate without paying substantial liquidated damages) set forth in the agreement. If the agreement also contains a provision to continue under the contract on a month-to-month basis following the committed period, the 75 percent and 25 percent payments will be adjusted to reflect the incremental Booking Value up through the Term of the Contract, and the associated month-to-month payments will be made accordingly.
Bonuses under a “Mid-Term Renewals/Renegotiated” (IHM) IHS contract will be paid 75 percent of the NET booking in the month following acceptance of the order subject to the same terms, conditions, and pro forma requirements set out in Paragraph 1 of this section. No other payments will be made.

Bonuses under an “Auto Renewal at Contract Term” (IHA) IHS contract will be paid 75 percent in the month following the date of auto renewal subject to the same terms, conditions, and pro forma requirements in Paragraph 1 of this section. No other payments will be made.
Application Services Provider (ASP)
Bonuses under an ASP Contract will be paid 100 percent based upon the aggregate actual monthly billing amount, setup fees, and consulting services fees in the month following the invoice date subject to the QM and NPV pro forma requirements. No bonuses will be accrued or paid for sales orders that do not meet the pro forma requirements.
General Plan Information:
This plan only applies to orders booked in Fiscal Year 2009.
Please refer to the attached Exhibit A, Sales Incentive Plan Guidelines — Executive Sales Management, for further information about your sales incentive plan (the “Sales Incentive Plan Guidelines”). The Sales Incentive Plan Guidelines are incorporated into this Sales Incentive Plan Template, and this Sales Incentive Plan Template is subject to, and qualified in its entirety by, the Sales Incentive Plan Guidelines.
The Exhibit A, Sales Incentive Plan Guidelines are an integral part of this Sales Incentive Plan, and you should carefully review such guidelines before you accept this plan. The Sales Incentive Plan Guidelines contain significant provisions that modify and supplement your sales incentive plan, including without limitation, provisions related to payment of booking bonuses for sales to cash based customers, booking bonuses for blue bird sales, booking bonuses for sales splits and territory realignments, and the Company’s right under certain circumstances to recoup bonuses that have been paid but not yet earned.
Neither this document nor any other agreement by the Company will create a specific term or tenure of employment for a specified term, and is not to be construed as a contract limiting the prerogative of the Company to terminate the employment relationship. The Company reserves the right to modify this Sales Incentive Plan and the Sales Incentive Plan Guidelines at any time and at its sole discretion without prior notice.
Please sign below acknowledging your receipt of the Sales Incentive Plan and your acknowledgement that you have read and agree to the charge back provision as detailed in the Sales Incentive Plan Guidelines. This Incentive Plan is not valid until the Plan is signed by you, your manager and Corporate Compensation. After all signatures have been obtained, a copy will be returned to you for your records.

Date:

Date:

Date:

Corporate Compensation

Exhibit A
FY 2009 Sales Incentive Plan Guidelines
Executive Sales Management
1.	Definitions

Application Service Provider (ASP): ASP offers customers with the flexibility to deploy self service solutions using non dedicated Intervoice infrastructure utilizing a shared architecture. Monthly billing is generally based on the number of ports or minutes of usage.

Blue Bird: A Blue Bird or windfall is a sale that was realized outside of the normal influencing role of the sales executive. In such circumstances, at the sole discretion of the Sales Compensation Review Committee the Blue Bird may be excluded from normal incentive compensation treatment.

Booking: A binding sales order or group of sales orders generally all containing the same order date which are part of the Booking under either a customer PO or a signed Schedule A, where a PO is not required under the terms of the customer agreement, generally containing a customer/Company agreed-to ship date, along with a Statement of Work (SOW) approved by Operations, and priced at or above the Company’s approved margin requirements for the applicable product, solution, service, or maintenance.

Cash Based Customer (CBC): Is any customer for whom the Company chooses to recognize revenue when cash is received, and generally applies to certain customers located in countries where the credit risk is high due to the financial condition of the customers, the political or financial condition of the country, or both.

Contribution Margin: Gross margin less departmental budget controllable expenses.

Intervoice Hosted Solution (IHS): IHS offers customers with the flexibility to deploy self service/contact center solutions using dedicated infrastructure deployed at their site or ours. Customer select the option that is best for their specific deployment requirements, mandated levels of service, predictability of call volume, and capacity requirements. Intervoice focuses on providing services that target large enterprises as well as offering solutions that remove the barrier to entry or technology advancement for the small to mid-tier market players.
•	Intervoice offers levels of service for its customers based on Service Level Agreements:
•	Premier — offering service level of 99.9% (based on call completion), 24X7 technical support access, network and application monitoring, security monitoring, software and hardware maintenance and upgrades, reporting, managed VPN, and annual performance audits. Offered in a dedicated and shared environment.

•	Premier Plus — offers customers a service level of 99.99%, includes all the components of the premier program, plus an assigned support team, quarterly account review, system performance audits, and the ability to drill down into the results and performance reporting using our iWatch application monitoring portal. Offered in a dedicated and shared environment.

•	Hosted Enhanced Services include:
•	Monitoring and Management Services — providing premise based customers the ability to monitor the performance of their voice applications on a 24X7 basis.

•	Hosted Security Services — providing premise based customers with security service, monitoring and scanning for network and system vulnerabilities.

•	Our Premier and Premier plus IHS offerings can be deployed in a fully managed solution or a co-managed solution (premise based managed) and as a dedicated or shared/multi-tenant environment. Each customer solution is customized to meet their specific technical and service requirements.
Net Present Value (NPV): NPV is a way of comparing the value of money now with the value of money in the future. A dollar today is worth more than a dollar in the future, because inflation erodes the buying power of the future money, while money available today can be invested and grow. NPV uses a discount factor selected by the Sales Compensation Review Committee to compare the value of a dollar today versus the value of that same dollar in the future after taking inflation and an expected return into account. In financial terms, NPV is the present value of an investment’s future net cash flows minus the initial investment where present value is defined as the current value of one or more future cash payments, discounted at some appropriate interest rate.

Products, Solutions, Services, and Point of Sale (POS) Maintenance: Defined as the major offerings that the Company uses to categorize what it sells to its customers. More specifically, Products are defined as all components contained in the Intervoice Voice Portal platform or IP Contact center product. Solutions are defined as custom and packaged applications under Voice Portal and IP Contact Center, packaged applications under Voice Express, Messaging, and Payment, Portal, and SMSC. Services are defined as hosted solutions (both IHS and ASP), consulting services, and technical training. POS Maintenance is defined as RealCare Advantage Network and Enterprise Support Plans when paid for by the customer up front at the point of sale.

Quoted Margin (QM): (also known as gross margin) Reveals how much a company earns taking into consideration the direct costs that it incurs for producing its products and/or services. Gross margin is a good indication of how profitable a company is at the most fundamental level. In financial terms, gross margin is equal to gross income divided by net sales, and is expressed as a percentage. Gross income is defined as total revenues less the direct costs associated with producing those revenues.

RealCare Advantage Network and Enterprise Support Plans: Includes three new and expanded support plans with varying levels of responsiveness, proactive and preventive features.
•	Standard: Defined as RealCare service for enterprise solutions customers interested in a low cost plan that provides for basic telephone helpdesk, support during customer local business hours plus on-site parts replacement.

•	Preferred: RealCare service for enterprise solutions customers interested in minimizing risk and maximizing system uptime. The Preferred support plan provides extended business hours support with rapid response to all critical service issues. This includes access to live telephone support on a 12x5 basis for software and repair services including on-site hardware replacement. Features of the plan include remote secure support access, maintenance and availability to receive free updated software.

•	Premier: RealCare service for enterprise solutions customers with large, global, complex and multi-product solutions in the most demanding environment. The Premier support plan provides the fastest response and resolution times to all service issues. Customers who select the Premier plan receive the highest level of personalized and proactive services available on a 24x7 basis. This includes not only the services available under the Preferred plan but features assigned support staff, access to RealCare remote monitoring, application development consultation and annual system health checks.

2.	Terms of Payment of Bonuses

The achievement of each booking, revenue, and contribution margin will be based on Intervoice’s policies and procedures for recognizing bookings, revenue, and contribution margin as in effect at the time of the booking and/or recognition.

Entitlement to a bonus requires that (i) the bonus has been earned as specified below, and (ii) at the time earned, you are an employee of Intervoice on active or authorized-leave status.

Bonuses on bookings are earned when the customer has accepted the products, solutions, services, maintenance, or other item(s) purchased and Intervoice has received full payment by the customer, including freight and tax. Bonuses on revenue are earned as revenue is recognized over the term of the contract. Bonuses on contribution margin are earned subject to the definitive earnings release. All bonus payments made before they are earned as defined above, are advances against future bonus opportunities, are not earned and are subject to charge back by Intervoice if (i) the deliverables under the order are not accepted and Intervoice has not received full payment by the customer, including freight and tax; (ii) the order is debooked, cancelled, or revoked; or (iii) you voluntarily leave the employment of Intervoice or you are discharged for misconduct (as defined in the Employee Handbook) before acceptance and full payment by the customer, including freight and tax. Intervoice may, at its sole discretion, charge back to a sales executive any (i) advanced but unearned bonuses, (ii) unused, unsubstantiated, or unauthorized expense advances, or (iii) other funds advanced for any purpose that are not actually due. By your acceptance of the attached Compensation Plan in the Centive portal, you agree to repay Intervoice the full amount of any such unearned advances described in clauses i through iii in the preceding sentence, upon Intervoice’s request; and you expressly authorize Intervoice to recover any such unearned advances by offset and deduction to the fullest extent permitted by applicable law from your future salary, incentives, bonuses, or other payments earned or otherwise due to you.

If an order is debooked after 12 months due to a customer cancellation for convenience, the debooking will not reduce the sales executive’s bookings for the current fiscal year for purposes of the Product, Solutions, Services, and Maintenance; however, past advances against the bonus opportunity for the canceled order will be repaid to Intervoice in accordance with the preceding paragraph (net of any bonus payments due on cancellation fees received). However, if an order is debooked at any time due to Operations failing to achieve customer acceptance and payment in full because the Products, Solutions, Services, and/or Maintenance fail to conform to specifications or other contract requirements, the Sales Compensation Review Committee may in its sole discretion on a case-by-case basis choose to waive the bonus charge back against current quota credit. In all cases no future payments will be made on the order.

When a customer is defined as a CBC at the time of order acceptance, sales executives will not be paid until as and when the Company receives payment from the CBC. For the purposes of calculating total bookings under the incentive plan, these CBC orders will be considered bookings as of the date the order is accepted; however, payment for or associated with these CBC orders will not be paid to the sales executive until such time that the Company receives payment from the CBC.

In a situation where an order is designated as a Blue Bird by the Sales Compensation Review Committee, the Committee will review all information associated with the order and will determine the appropriate payouts, if any, and other aspects of the order.

The bookings amount for an IHS or ASP contract that satisfies the applicable quoted margin (QM) and net present value (NPV) pro forma requirements, will be determined by the Sales Compensation Review Committee based on the payments the customer is committed to make under the contract (taking into consideration any early-out provisions) during the term of the IHS or ASP contract, or if shorter, the period extending through the third anniversary of the date that services are first provided in a production environment. The bookings amount for an IHS or ASP contract that does NOT satisfy the applicable QM and NPV pro forma requirements, will be determined by the Sales Compensation Review Committee in its sole discretion based on the payments the customer is committed to make under the contract (taking into considerations any early-out provisions) during the term of the IHS or ASP contract, or if shorter, the period extending through the second anniversary of the date that services are first provided in a production environment.

In order for a booking to satisfy the Company’s QM and NPV pro forma requirements, the deliverables under the order must retain ___ percent of the NPV of a comparable CPE sale and the order must retain a minimum gross margin over the contract term of ___ percent. For an IHS or ASP sale into a nondedicated or shared port environment, the NPV pro forma requirement will be established by the Sales Compensation Review Committee on a case-by-case basis. An approved IHS or ASP Financial Summary form must accompany the sales order when presented to order entry.

When an existing Intervoice Customer Premise Equipment (CPE) customer determines that their solution needs to be monitored or repurposed into the IHS environment, the existing maintenance agreement should be kept separate from this transaction. If the maintenance is rolled into the IHS environment, the original maintenance booking amount will be offset in the order and will not be compensable.

Following a period of twelve months from the end of the month in which a sales order is booked (excluding IHS and ASP), the order will be converted to a non bonusable status and any associated payments to date will be deemed as earned.

Any exceptions to the bonus payment terms stated herein must be approved in writing by the Sales Compensation Review Committee. The current Sales Compensation Review Committee is the CEO, the President and COO, the Senior Vice President Human Resources (Chairperson), the Senior Sales Executives, and the Chief Financial Officer. All interpretations of these Sales Incentive Plan Guidelines and any associated sales incentive plans will be made by the Sales Compensation Review Committee, and all such interpretations are final. The Sales Compensation Review Committee may in its sole discretion at any time and from time to time modify these Sales Incentive Plan Guidelines and any associated sales incentive plans and payout mechanics. The Sales Compensation Review Committee reserves the right to not compensate sales executives for low “as sold” margin orders.

3.	Bonusable Bookings and Revenues

All bookings and revenues, as defined above, are bonusable with the exception of the following:
•	Travel expenses included as part of the sales order (e.g. travel costs that are part of the cost of an on-site installation and any taxes, transportation charges or duties associated with the sale)

•	Stand alone MODS under $10,000

•	Training orders not included as a line item on a signed Schedule A

•	Taxes, freight, insurance, tariffs, duties, repair charges and similar charges

•	After point of sales recurring maintenance
4.	Annual Intercircle Trip

Intervoice will provide a trip for quota achievers who are employees in good standing at the time of the trip and their guest to a location conducive to relaxation, fun and enjoyment. The location of the trip will be determined annually. No remuneration will be made to any eligible participants who are not able to attend.

Qualification for Intercircle is achievement of 100 percent or greater of your annual Product, Solutions, Services, and POS Maintenance Bookings Goal and the sales executive must be on a qualifying sales incentive plan for at least nine months during the fiscal year. Sales executives who qualify for Intercircle for two consecutive years will be eligible to receive an extra day on the trip in the second year. The Company reserves the right to amend or cancel the program in its sole discretion.

5.	Sales Splits

Generally, 100 percent of the bonus opportunity will be paid to the major geographic area, where the selling takes place and the decisions are made and not where the hardware is installed.

Situations may, at the sole discretion of the President and COO, require a senior sales executive to assist another senior sales executive outside of his or her area. The sales splits will be 75:25 percent or 50:50 percent depending on the level of involvement. Sales splits between major geographic areas are to be approved in writing by the President and COO, in his or her sole discretion, before an order is booked and bonuses are paid. The Sales Split Request From must be used for all written approvals and must be sent to order entry to designate the sales order as a split.

Any customer contact made outside of the senior sales executive’s defined area must have prior written approval from the President and COO. Lack of such approval will result in the loss of any compensation for that sale. Written approval will be forwarded to all involved parties.

Accounts that are designated as global or premium accounts will be paid to the major geographic area responsible for the account, and will not be split. Unless the President and COO directs a senior sales executive to pursue a specific channel sale opportunity (in which case the senior sales executive will receive a bonus based on a 25 percent or 50 percent sales split, depending on the level of involvement), channels sales are not bonusable.

6.	Appeal Process

A sales executive may request a review by the Sales Compensation Review Committee of assigned booking goals where the executive believes that the objectives are not set fairly for the territory. All Appeal review requests along with supporting data must be submitted in Centive’s web based application, Compel, to the Committee. After a thorough review of the request, the Sales Compensation Review Committee, in its sole discretion, will make a determination on the matter and will communicate this decision to the sales executive and the sales executive. All Appeal review requests must be made within 60 days from the effective date of the sales incentive plan.